GigOptix Announces Preliminary 2008 Revenue Results
  Revenues Increase 203% in 2008 versus 2007

PALO ALTO, CA -- February 17, 2009 -- GigOptix Inc. (OTC BB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced preliminary revenue results for 2008.  The Company anticipates the release of its full quarterly and yearend financial results on March 12th.

Revenue for the fiscal year ended 2008 increased by 203%, or $6.5 million to $9.7 million, compared to $3.2 million in 2007.  The increase in revenue year over year is a result of organic growth in the GigOptix telecom and broadband businesses, as well as key transactions, including the acquisition of Helix Semiconductors in January 2008 and the merger with Lumera Corporation in December 2008. On an unaudited non-GAAP basis, as if the results of the above acquisitions were included from the beginning of 2007, revenue for 2008 would have increased by 84%, or $6.6 million to $14.5 million, compared to $7.9 million in 2007.

Revenue for the fourth quarter of 2008 increased by 182%, or $2.0 million to $3.1 million, compared to $1.1 million, for the same period in 2007.  On an unaudited non-GAAP basis, as if all acquisitions were included from the beginning of 2007, revenue would have increased by 100%, or $2.2 million to $4.4 million, compared to $2.2 million in 2007.

“I am very pleased with the growth and operating progress GigOptix made during 2008,” stated Dr. Avi Katz, CEO of GigOptix.  “During the year we successfully integrated three companies while continuing to grow our top line by five to ten percent quarter over quarter. This is a testament to the world-class team that we have assembled.  We intend to continue this path as we pursue organic growth while seeking additional accretive acquisitions.  We believe that the current weakness in the economy may present GigOptix with opportunities to further consolidate our industry and build as a market leader in the highly fragmented space in which we compete.  It is our objective to continue our strong financial performance of growing sales while closely controlling our expenses with the intention of achieving a profitable run rate by the end of the year.”

Currently, GigOptix has 25 components specializing in high-speed analog Integrated Circuits in production and more than 20 components in development, predominantly for the new 40Gb/s and 100Gb/s telecom and datacom markets.  The Company currently owns 35 patents in the U.S. and 9 internationally.  In addition, GigOptix has 34 patents pending in the U.S. and 21 internationally.

Non-GAAP

Non-GAAP revenue includes unaudited 2008 and 2007 revenue results for Helix Semiconductors and Lumera Corporation prior to their acquisition by GigOptix. A reconciliation of GAAP revenue results to non-GAAP revenue results is included in the tables below.

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements by GigOptix regarding its expected financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which it operates, and similar matters are forward-looking statements. GigOptix's actual results could be materially different from its expectations because of various risks to its business. Many of these risks are discussed under the caption "Risk Factors" in GigOptix' registration statement on Form S-4 on file with the SEC. Except for any obligation to disclose material information under the Federal securities laws, GigOptix undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document.

     Contact:
     Media:
     GigOptix Inc.
     Parker Martineau
     650-424-1937 x102
     Corporate Communications Manager
     pmartineau@gigoptix.com

     Investor Relations:
     Alliance Advisors, LLC
     Alan Sheinwald, President
     914-669-0222
     asheinwald@allianceadvisors.net

GigOptix, Inc. Consolidated Revenue (In thousands) (unaudited)

Three Months ended December 31,		Twelve Months ended December 31,
2008	2007	2008	2007

$3,104	$1,103	$9,655	$3,177

	Reconciliation of GAAP Revenue to Non-GAAP Revenue (In thousands) (unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007

GAAP Revenue	$3,104	$1,103	$9,655	$3,177

Pre-acquisition revenue relating to:
Helix Semiconductors	-	786	-	1,975
Lumera Corporation	1,278	356	4,826	2,774

Non-GAAP Revenue	$4,382	$2,245	$14,481	$7,926

Notes to Non-GAAP Revenue

To supplement its consolidated revenue in accordance with GAAP, GigOptix uses non-GAAP revenue results which are adjusted from the most directly comparable GAAP to include revenue prior to the acquisitions of Helix Semiconductors and Lumera Corporation.   The above table includes revenue for the three and twelve months ended December 31, 2007 for Helix Semiconductors and for Lumera Corporation the following periods are included, October 1, 2008 through December 9, 2008, the three months ended December 31, 2007, January 1, 2008 through December 9, 2008 and the twelve months ended December 31, 2007, respectively.  Management believes that providing these non-GAAP revenue measures, in addition to the GAAP revenue is useful to investors because the non-GAAP revenue enables investors to better assess changes in revenue across different reporting periods on a consistent basis. GigOptix uses these non-GAAP revenue measures for internal purposes and believes that these non-GAAP revenue measures provide meaningful supplemental information regarding operational and financial performance.